Exhibit 99

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Announces Completion of Its Cash Offer to Repurchase

2.25% Convertible Notes Due 2009

Boston, Massachusetts – October 23, 2003—American Tower Corporation (NYSE: AMT) (the “Company”) today announced it has completed the cash tender offer for its 2.25% Convertible Notes due 2009 (the “Notes”). The note holders’ option to surrender their Notes for repurchase by the Company expired at 5:00 p.m., New York City time, on October 22, 2003.

The Company has been advised by the depositary, The Bank of New York, that $104,889,000 in aggregate principal amount at maturity of Notes (substantially all of the $104,944,000 outstanding principal amount at maturity or approximately $84.2 million accreted value) was validly surrendered for repurchase and not withdrawn (excluding any additional notes tendered pursuant to guaranteed delivery procedures). The repurchase price for the Notes was $802.93 per $1,000 principal amount at maturity. The aggregate repurchase price for all Notes validly surrendered and for repurchase and not withdrawn is approximately $84.2 million. Payment for the Notes will be made with cash on hand from the Company’s restricted cash and investments account. In addition, the Company will record a non-cash charge of approximately $1.4 million in the fourth quarter of 2003 from the write-off of unamortized deferred financing fees related to the portion of the Notes that were repurchased prior to the original maturity date.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 15,000 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. Of the 15,000 sites, approximately 14,000 are owned or leased towers and approximately 1,000 are managed and lease/sublease sites. For more information about American Tower Corporation, please visit our web sites www.americantower.com.

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